EXHIBIT 99.1
News
For Immediate Release January 26, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER DILUTED EARNINGS PER SHARE OF $0.63
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Full Year 2005 Diluted Earnings per Share Were $2.59 on Sales of $995.8 Million
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NEW YORK, January 26--Minerals Technologies Inc. (NYSE: MTX) today reported net income of $12.6 million, a 14-percent decrease from the $14.6 million recorded in the fourth quarter of 2004. Diluted earnings per common share decreased 10 percent to $0.63 compared with $0.70 in the prior year.

      "Minerals Technologies had a difficult fourth quarter," said Paul R. Saueracker, chairman, president and chief executive officer. "We experienced higher raw material and energy costs; reduced margins as a result of paper mill and paper machine shutdowns, primarily due to continuing capacity rationalization in the paper industry; and weakness in the steel industry, particularly in Europe."

      Worldwide sales in the fourth quarter increased 2 percent to $253.5 million from $248.5 million in the prior year. Foreign exchange had an unfavorable impact on sales of approximately $2.2 million or about 1 percentage point of growth. Operating income decreased 18 percent to $17.8 million from $21.7 million in the fourth quarter of 2004. Sales and operating income were affected negatively by six fewer business days in the fourth quarter of 2005 as compared with 2004.

      Worldwide sales for the full year 2005 were $995.8 million, an 8-percent increase over $923.7 million reported in 2004. Foreign exchange had a favorable impact on sales of approximately $10.3 million, or 1 percentage point of growth. The company's operating income for the full year 2005 was $81.8 million compared with $89.1 million, an 8-percent decline from 2004.

      Net income for the full year decreased 9 percent to $53.3 million from $58.6 million in 2004. Diluted earnings per share were $2.59, an 8-percent decrease from $2.82 in the previous year.

      For the fourth quarter, worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $170.3 million, a 4-percent increase over the $164.5 million in the same period in 2004. For the full year, Specialty Minerals sales increased 7 percent to $668.0 million compared with $623.4 million for 2004. For the fourth quarter, income from operations of $10.1 million decreased 20 percent from the $12.7 million in the prior year. Specialty Minerals' operating income for the full year was $53.5 million, a 10-percent decrease from $59.7 million in 2004.

      Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 3 percent from $130.1 million in the fourth quarter of 2004 to $133.8 million in the same period in 2005. For the full year, PCC sales increased 8 percent from $484.7 million in 2004 to $521.3 million. Paper PCC sales volume from satellite plants increased 2 percent for the fourth quarter and 4 percent for the full year.

      In 2005, worldwide printing and writing paper production totaled an estimated 112.1 million metric tons, a 1.1-percent increase over 2004, according to Resource Information Systems Inc. (RISI). Demand for uncoated freesheet, which is the company's largest market for PCC, increased slightly in 2005 versus 2004 and RISI forecasts no growth for 2006.

      "Even with this sluggish production, coupled with paper mill and paper machine shutdowns, we were still able to increase our paper PCC volumes for the full year to more than 3.8 million tons from about 3.7 million tons produced in 2004 due primarily to the ramp up of the two new satellite PCC plants in China and the new merchant facility in Germany," said Mr. Saueracker. "Despite the start-up issues in China and Germany, we are seeing continuous improvement in the operation of the plants in China and we are experiencing increasing demand for our unique coating products produced at our plant in Germany."

      The Specialty PCC product line, which is used in non-paper applications, increased 5 percent in the fourth quarter to $13.4 million from $12.8 million in the same period last year. For the full year, Specialty PCC sales increased 10 percent, from $50.7 million to $55.6 million in 2005.

      Worldwide sales of Processed Minerals products increased 6 percent in the fourth quarter to $36.5 million from $34.4 million in the same period of the prior year. For the full year, Processed Minerals product sales increased 6 percent to $146.7 million from $138.7 million in 2004. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

      In the company's Refractories segment, sales for the fourth quarter were $83.2 million, a decrease of 1 percent from $84.0 million in the fourth quarter of 2004. Sales for the full year for the Refractories segment were $327.8 million, a 9-percent increase over $300.3 million in 2004.

      Sales of refractory products and systems to steel and other industrial applications decreased 15 percent in the fourth quarter to $58.3 million from $68.3 million in the prior year. The weakness in the steel industry, particularly in Europe, had an adverse effect on this product line. Sales of metallurgical products grew 59 percent in the fourth quarter to $24.9 million from $15.7 million in the same period in the prior year. This increase was primarily attributable to a combination of strong volume growth at both of the company's manufacturing facilities and to price increases due to the substantial escalation of raw material costs for this product line.

      Operating income for the fourth quarter for the Refractories segment was $7.7 million compared with $10.0 million during the same period in 2004. It should be noted that in the fourth quarter of 2004, the Refractories segment recorded approximately $2.3 million in recoveries of previously written-off bad debt relating to steel company bankruptcies. For the full year, Refractories' operating income was $28.3 million, down 7 percent from $30.4 million in the previous year.

      "In 2005, the Refractories segment experienced a downturn in steel production in its two major markets--North America and Europe," said Mr. Saueracker.

      During the fourth quarter, the company announced that it had reached a settlement with Omya AG of pending commercial and patent litigation. As part of the settlement, Omya AG was also granted a non-exclusive license for the term of the patents in exchange for royalty payments.

      "Minerals Technologies also announced in the fourth quarter that it would construct its second 200,000-ton per year capacity merchant manufacturing facility in Cleburne, Texas, to produce Synsil®  Products, our innovative new raw material for the glass industry that we believe provides a value-added alternative to the conventional glass manufacturing process," said Mr. Saueracker. "This plant will initially supply the material to a glass manufacturer that has signed a multi-year contract to purchase Synsil® Products."

      In conclusion, Mr. Saueracker said: "Our financial performance for 2005 was disappointing. During the coming year, Minerals Technologies faces a number of challenges, including many posed by the worldwide economy. I believe, however, that we have the correct strategies in place and the new technologies that will allow us to leverage sales growth into improved profitability."

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Minerals Technologies will sponsor a conference call tomorrow, January 27, at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Fourth Quarter		%	Full Year		%
	2005	2004	Change	2005	2004	Change

Net sales	$253,458	$248,478	2	$995,838	$923,667	8
Operating costs and expenses:
Cost of goods sold	202,716	192,932	5	784,807	709,032	11
Marketing and administrative expenses	25,395	26,164	(3)	100,392	92,844	8
Research and development expenses	7,206	7,810	(8)	29,062	28,996	0
Bad debt expenses (recoveries)	54	(1,204)	*	(518)	1,576	*
Acquisition termination costs	0	997	*	0	997	*
Restructuring charges	0	119	*	0	1,145	*
Write-down of impaired assets	265	0	*	265	0	*
Income from operations	17,822	21,660	(18)	81,830	89,077	(8)

Non-operating deductions - net	(161)	1,412	(111)	3,545	4,505	(21)

Income before provision for taxes on income and minority interests	17,983	20,248	(11)	78,285	84,572	(7)

Provision for taxes on income	4,897	5,182	(5)	23,289	24,299	(4)

Minority interests	438	424	3	1,732	1,710	1

Net income	$12,648	$14,642	(14)	$53,264	$58,563	(9)

Weighted average number of common shares outstanding:
Basic	20,056	20,522		20,345	20,530

Diluted	20,212	20,785		20,567	20,769

Earnings per share:

Basic earnings per share	$0.63	$0.71	(11)	$2.62	$2.85	(8)

Diluted earnings per share	$0.63	$0.70	(10)	$2.59	$2.82	(8)

Cash dividends declared per common share	$0.05	$0.05		$0.20	$0.20

* Percentage not meaningful

1) Sales increased in the United States approximately 4% in the fourth quarter and 8% for the full year of 2005.
International sales decreased slightly in the fourth quarter and increased 8% for the full year of 2005.
2) Sales and operating income were negatively impacted by six fewer business days in the fourth quarter of 2005 as compared with the fourth quarter of 2004.
3) During the fourth quarter of 2005, the Company reached a settlement of pending commercial and patent litigation. The litigation settlement resulted in non-operating income of approximately $2.1 million. The costs of defending such litigation were included in marketing and administrative expenses.
4) During the fourth quarter of 2005, the Company recorded an impairment of assets charge of $0.3 million due to the expected closure in the first quarter of our satellite PCC facility at Cornwall, Ontario, resulting from the expected paper mill shutdown. The Company also accelerated depreciation at this facility resulting in an additional $0.2 million charge which is included in cost of goods sold.
5) The Company recorded restructuring charges of $0.1 million in the fourth quarter of 2004 and $1.1 million for the full year of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
6) The Company recognized acquisition termination costs of approximately $1.0 million in the fourth quarter of 2004 which were not allocated to the reporting segments.
7) The Company received bad debt recoveries in the fourth quarter of 2004 of approximately $2.3 million related to steel customer bankruptcies, in which the Company had previously written off the related accounts receivable.

SUPPLEMENTARY SALES DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Fourth Quarter		%	Full Year		%
	2005	2004	Change	2005	2004	Change

United States	$153.2	$147.9	4	$600.1	$558.2	8
International	$100.3	$100.6	(0)	$395.7	$365.5	8

Paper PCC	$120.4	$117.3	3	$465.7	$434.0	7
Specialty PCC	13.4	12.8	5	55.6	50.7	10
PCC Products	$133.8	$130.1	3	$521.3	$484.7	8

Talc	$13.1	$12.2	7	$54.2	$51.6	5
Other Processed Minerals Products	23.4	22.2	5	92.5	87.1	6
Processed Minerals Products	$36.5	$34.4	6	$146.7	$138.7	6

Specialty Minerals Segment	$170.3	$164.5	4	$668.0	$623.4	7

Refractory products	$58.3	$68.3	(15)	$239.3	$243.0	(2)
Metallurgical Products	24.9	15.7	59	88.5	57.3	54
Refractories Segment	$83.2	$84.0	(1)	$327.8	$300.3	9

Net Sales	$253.5	$248.5	2	$995.8	$923.7	8

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			December 31,	December 31,
			2005*	2004**

	Current assets:
	Cash & cash equivalents		53,450	105,767
	Short-term investments		--	7,200
	Accounts receivable, net		184,272	156,276
	Inventories		118,895	106,125
	Prepaid expenses and other current assets		20,223	20,303
	Total current assets		376,840	395,671

	Property, plant and equipment		1,380,298	1,330,176
	Less accumulated depreciation		751,553	715,891
	Net property, plant & equipment		628,745	614,285

	Goodwill		52,512	53,729
	Prepaid benefit costs		68,350	61,617
	Other assets and deferred charges		30,435	29,600

	Total assets		1,156,882	1,154,902

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		62,847	30,000
	Current maturities of long-term debt		53,698	3,917
	Accounts payable		61,323	56,381
	Other current liabilities		55,046	62,555
	Total current liabilities		232,914	152,853

	Long-term debt		40,306	94,811
	Other non-current liabilities		112,547	107,925
	Total liabilities		385,767	355,589

	Total shareholders' equity		771,115	799,313

	Total liabilities and shareholders' equity		1,156,882	1,154,902

*	Unaudited.
**	Condensed from audited financial statements.